Exhibit (10)(nnn)

[Execution Copy]

AMENDED AND RESTATED

CONTRIBUTION AND JOINT VENTURE AGREEMENT

By and Among

THE FIRST AMERICAN CORPORATION,

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES INC.,

EXPERIAN INFORMATION SOLUTIONS, INC.

and

FIRST AMERICAN REAL ESTATE SOLUTIONS LLC

December 31, 2009

TABLE OF CONTENTS1/

1/	This Table of Contents is provided for convenience only, and does not form a part of the attached Amended and Restated Contribution and Joint Venture Agreement.

i

4.09.	Counterparts	13

4.10.	Applicable Law; Submission to Jurisdiction	13

4.11.	Severability	14

ii

AMENDED AND RESTATED CONTRIBUTION AND JOINT VENTURE AGREEMENT, made as of December 31, 2009 (this “Agreement”), by and among THE FIRST AMERICAN CORPORATION, a California corporation (“First American”), FIRST AMERICAN REAL ESTATE INFORMATION SERVICES, INC., a California corporation, (“FAREISI”), EXPERIAN INFORMATION SOLUTIONS, INC., an Ohio corporation (“Experian”), and FIRST AMERICAN REAL ESTATE SOLUTIONS LLC, a California limited liability company (“FARES”; and, together with First American, FAREISI and Experian, each a “Party” and, collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, First American Appraisal Services, Inc., a California corporation, First American Appraisal Consulting Services, Inc., a California corporation, First American CREDCO, Inc., a Washington corporation, First American Field Services, Inc., a New Jersey corporation, First American Flood Data Services, Inc., a Texas corporation, First American Property Services, Inc., a New York corporation, First American Real Estate Tax Service, Inc., a Florida corporation, Pasco Enterprises, Inc., a Texas corporation, Prime Credit Reports, Inc., a California corporation, Property Financial Services of New England, Inc., a Delaware Corporation, Docs Acquisition Corp., a Nevada corporation, Strategic Mortgage Services, Inc. (Texas), a Texas Corporation (the foregoing entities, collectively, the “First American Companies”), First American, FAREISI and Experian are parties to that certain Contribution and Joint Venture Agreement, dated as of November 30, 1997 (the “Original Contribution Agreement”);

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies) and Experian are parties to that certain Agreement of Amendment dated as of June 30, 2003 (the “First Amendment”) pursuant to which, among other things, the Original Contribution Agreement was amended;

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies) and Experian are parties to that certain Second Agreement of Amendment dated as of September 23, 2003 (the “Second Amendment”) pursuant to which, among other things, the Original Contribution Agreement was further amended;

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies), Experian and FARES are parties to that certain Omnibus Agreement dated as of March 22, 2005, as amended and restated by that certain Amended and Restated Omnibus Agreement dated as of June 22, 2005, as further amended by that certain Amendment No. 1 to Amended and Restated Omnibus Agreement dated as of November 10, 2009 (as so amended and restated and further amended, the “Omnibus Agreement”) pursuant to which, among other things, the Original Contribution Agreement was further amended and the parties entered into certain arrangements with regard to FARES;

WHEREAS, First American (for itself and on behalf of FAREISI and the First American Companies) and Experian are parties to that certain Fourth Agreement of Amendment dated as of February 1, 2007 (the “Fourth Amendment”) pursuant to which, among other things, the Original Contribution Agreement was further amended (the Original Contribution Agreement, as amended by the First Amendment, the Second Amendment, the Omnibus Agreement and the Fourth Amendment, and as otherwise may have been amended, supplemented or otherwise modified through the date hereof, is hereinafter referred to as the “Existing Contribution Agreement”);

WHEREAS, each of the First American Companies has merged with and into FAREISI or their rights and obligations have otherwise been assumed by FAREISI; and

WHEREAS, the Parties desire to amend and restate the Existing Contribution Agreement as provided herein.

NOW, THEREFORE, the Parties hereby amend and restate the Existing Contribution Agreement in its entirety as follows:

ARTICLE I.

DEFINITIONS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accelerated Call Closing Date” has the meaning set forth in Section 3.02(a) hereof.

“Accelerated Put Closing Date” has the meaning set forth in Section 3.01(a) hereof.

“Adjusted Earnings” means, for any period, an amount equal to the sum of (i) the profits of FARES and its subsidiaries, on a consolidated basis, minus (A) FARES’ equity in the profits of First Advantage Corporation, (B) so long as such Entities are subsidiaries of FARES, the profits of (I) First American CoreLogic, Inc. and its subsidiaries, on a consolidated basis, (II) Data Tree LLC and its subsidiary, First Indian Corporation, Private Limited, on a consolidated basis, and (III) Smart Title Solutions LLC and its subsidiaries, Data Trace Information Services LLC, Accu-Search, Inc. and Data Trace Abstractor Services LLC, on a consolidated basis, and (C) Smart Title Solution LLC’s equity in the profits of Title Records, Inc. and Signature Information Solutions LLC, assuming an effective tax rate of 40% (which percentage Experian and FAREISI may from time to time hereafter agree to adjust to reflect material changes in tax rates), and (ii) the profits of First American CoreLogic, Inc. and its subsidiaries, on a consolidated basis, as long as First American CoreLogic, Inc. is a subsidiary of FARES (minus 40% of such profits only if US GAAP requires FARES’ equity therein to be on a pre-tax basis), in each case as determined in accordance with US GAAP and excluding extraordinary gains and charges, restructuring charges and other unusual or infrequently occurring items.

“Affiliate” means and includes, with reference to any Person, any other Person, other than FARES, Controlling, Controlled by or under common Control with such Person.

“Agreement” means this Amended and Restated Contribution and Joint Venture Agreement, as the same may be amended, modified and/or supplemented from time to time.

“Business Day” means any day, excluding Saturday, Sunday or any day which shall be a legal holiday in the State of California.

“Call Closing Date” has the meaning set forth in Section 3.02(a) hereof.

“Call Designee” has the meaning set forth in Section 3.02(a).

“Call Option” has the meaning set forth in Section 3.02(a) hereof.

“Call Price” has the meaning set forth in Section 3.02(b) hereof.

“Control” means the power to vote more than 50% of the Voting Interests of an Entity or to otherwise control the management and affairs of such Entity (including by way of the power to veto any material act or decision). Controlled and Controlling shall have co-relative meanings.

“Entity” means any Person that is not a natural Person.

“Existing Contribution Agreement” has the meaning set forth in the recitals hereto.

“Experian” has the meaning set forth in the introductory paragraph of this Agreement.

“Experian Special Put Notice” has the meaning set forth in Section 3.01(a).

“FAREISI” has the meaning set forth in the introductory paragraph of this Agreement; provided, however that from and after any transfer of a Membership Interest pursuant to the second sentence of 6.04(b) of the Operating Agreement, “FAREISI” shall be deemed to refer to any transferee pursuant to such transfer so long as it remains a Member.

“FARES” has the meaning set forth in the introductory paragraph of this Agreement.

“First Amendment” has the meaning set forth in the recitals hereto.

“First American” has the meaning set forth in the introductory paragraph of this Agreement.

“First American Member” means, at any time, a Member that is First American or is a Member that is Controlled by First American at that time.

“Fourth Amendment” has the meaning set forth in the recitals hereto.

“Member” means, at any time, a Person that is a member of FARES at that time.

“Member Affiliate” has the meaning set forth in Section 4.02(a).

“Membership Interest” means, with respect to any Member, its interest in FARES as determined in accordance with the Operating Agreement.

“Omnibus Agreement” has the meaning set forth in the recitals hereto.

“Operating Agreement” means the Amended and Restated Operating Agreement of FARES dated on or about the date hereof.

“Original Contribution Agreement” has the meaning set forth in the recitals hereto.

“Panel” has the meaning set forth in Section 3.04(b).

“Panel Date” has the meaning set forth in Section 3.04(b).

“Party” and “Parties” has the meaning set forth in the introductory paragraph of this Agreement.

“Percentage Interest” has the meaning set forth in the Operating Agreement.

“Person” means and includes any individual, partnership, association, joint stock company, joint venture, corporation, trust, limited liability company, unincorporated organization, government, agency or political subdivision thereof.

“Put Closing Date” has the meaning set forth in Section 3.01(a) hereof.

“Put Designee” has the meaning set forth in Section 3.01(a).

“Put Option” has the meaning set forth in Section 3.01(a) hereof, and shall include the Special Put Option for all purposes hereunder (except to the extent expressly provided otherwise).

“Put Price” has the meaning set forth in Section 3.01(b) hereof.

“Second Amendment” has the meaning set forth in the recitals hereto.

“Special Put Closing Date” has the meaning set forth in Section 3.01(a) hereof.

“Special Put Option” has the meaning set forth in Section 3.01(a) hereof.

“Spin-off Successor” means a transferee of First American’s rights under this Agreement pursuant to Section 4.06(b) hereof.

“Spin-off Successor Member” means, at any time, a Member that is the Spin-off Successor or is a Member that is Controlled by the Spin-off Successor at that time.

“US GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Voting Interest” means with respect to any Entity, any equity interest of such Entity having general voting power under ordinary circumstances to participate in the election of a majority of the governing body of such Entity (irrespective of whether at the time any other class or classes of equity interest of such Entity shall have or might have voting power by reason of the happening of any contingency).

1.02. Principles of Construction.

(a) All references to Articles, Sections and subsections are to Articles, Sections and subsections in or to this Agreement unless otherwise specified. The words “hereof,” “herein”

and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation.”

(b) All accounting terms not specifically defined herein shall be construed in accordance with US GAAP.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) The Table of Contents hereto and the Article and Section headings herein are for convenience only and shall not affect the construction hereof.

(e) This Agreement is the result of negotiations among and has been reviewed by counsel to the Parties and is the products of all Parties. Accordingly, this Agreement shall not be construed against any Party merely because of such Party’s involvement in its preparation.

ARTICLE II.

MANAGEMENT SERVICES FEES

2.01. Calendar Year 2009. FARES agrees to pay the following fees for each calendar quarter of 2009, including the calendar quarter ended December 31, 2009:

(a) so long as FAREISI is a Member of FARES, a fee to First American in respect of management services provided by First American and its Affiliates from time to time to FARES in an amount equal to 0.80% of FARES’ gross revenues (excluding therefrom (i) the gross revenue of First Advantage Corporation (and its subsidiaries), and (ii) the gross revenues from and after the date of this Agreement of Data Tree LLC, First Indian Corporation, Private Limited, Smart Title Solutions LLC, Data Trace Information Services LLC, Accu-Search, Inc., Data Trace Abstractor Services LLC, Title Records, Inc. and Signature Information Solutions LLC attributable to FARES), as determined in accordance with US GAAP, which fee shall be paid in arrears for each calendar quarter within 30 days of the conclusion of the applicable calendar quarter; and

(b) so long as Experian is a Member of FARES, a fee to Experian in respect of management services provided by Experian and its Affiliates from time to time to FARES in an amount equal to 0.20% of FARES’ gross revenues (excluding therefrom (i) the gross revenue of First Advantage Corporation (and its subsidiaries), and (ii) the gross revenues from and after the date of this Agreement of Data Tree LLC, First Indian Corporation, Private Limited, Smart Title Solutions LLC, Data Trace Information Services LLC, Accu-Search, Inc., Data Trace Abstractor Services LLC, Title Records, Inc. and Signature Information Solutions LLC attributable to FARES), as determined in accordance with US GAAP, which fee shall be paid in arrears for each calendar quarter within 30 days of the conclusion of the applicable calendar quarter.

2.02. Calendar Year 2010. FARES agrees to pay the following fees for each calendar quarter commencing with the calendar quarter ended March 31, 2010 and ending with the calendar quarter ended December 31, 2010:

(a) so long as a First American Member or a Spin-off Successor Member is a Member of FARES, a fee to First American or the Spin-off Successor, as the case may be, in respect of management services provided by First American and its Affiliates or the Spin-off Successor and its Affiliates, as the case may be, from time to time to FARES in an amount equal to $1,972,000, which fee shall be paid in arrears for each calendar quarter within 30 days of the conclusion of the applicable calendar quarter; and

(b) so long as Experian is a Member of FARES, a fee to Experian in respect of management services provided by Experian and its Affiliates from time to time to FARES in an amount equal to $493,000, which fee shall be paid in arrears for each calendar quarter within 30 days of the conclusion of the applicable calendar quarter; provided, that if a Special Put Closing Date, the Accelerated Put Closing Date or the Accelerated Call Closing Date, as the case may be, occurs on a day that is not the last day of a fiscal quarter of the Company, Experian shall be entitled to receive the product of $493,000 and a fraction, the numerator of which is the number of days elapsed from and including the first day of the fiscal quarter during which the Special Put Closing Date, the Accelerated Put Closing Date or the Accelerated Call Closing Date, as the case may be, occurs to but excluding such Special Put Closing Date, the Accelerated Put Closing Date or the Accelerated Call Closing Date, as the case may be, and the denominator of which is the number of days during such fiscal quarter.

2.03. Subsequent Calendar Years. If neither the Put Option nor the Call Option has been exercised by December 31, 2010, Experian and First American or the Spin-off Successor, as the case may be, shall promptly following such date negotiate in good faith to determine the formula or method by which management services fee payments will be made by FARES.

ARTICLE III.

EXPERIAN PUT OPTION; FIRST AMERICAN CALL OPTION

3.01. Experian Put Option.

(a) At any time on and after April 1, 2010, Experian shall have the right, at any one time (and only once), so long as First American or the Spin-off Successor, as the case may be, has not exercised the Call Option pursuant to Section 3.02, to elect to sell to First American or the Spin-off Successor (the “Put Option”), as the case may be, with the closing of such sale to occur on the last day of the calendar year in which the Put Option is exercised (the “Put Closing Date”), 100% of the Membership Interest then owned by Experian by delivering to First American or the Spin-off Successor, as the case may be, no later than one month prior to the applicable Put Closing Date a written notice specifying its election to exercise the Put Option hereunder; provided, however, if such notice is delivered during the month of December, the Put Closing Date shall be, at First American’s or the Spin-off Successor’s, as the case may be, written election, the last day of such December or any Business Day in January in the calendar year following the calendar year in which the Put Option is exercised. Upon the occurrence of either (i) (A) an Offer Rejection (as such term is defined in the Operating Agreement) prior to April 1, 2010 where a First American Member or a Spin-off Successor Member, as the case may be, is the proposed transferor and (B) Experian’s election not to participate in such transfer pursuant to Section 6.04(e) of the Operating Agreement, or (ii) any Member which was previously a First American Member or a Spin-off Successor Member ceases to be a First

American Member or a Spin-off Successor Member (other than as contemplated by Section 4.06(b) hereof), Experian shall have the right, at any one time (and only once) in connection with each such event, to elect to sell to First American or the Spin-off Successor (the “Special Put Option”), as the case may be, 100% of the Membership Interest then owned by Experian, with the closing of such sale to occur, at Experian’s written election (the “Experian Special Put Notice”) (which election must be made no later than the later of (x) ten (10) days following Experian’s receipt of the applicable Transfer Notice (as such term is defined in the Operating Agreement) or notice that a Member has ceased to be an Affiliate of First American or the Spin-off Successor) or (y) April 1, 2010) on the first Business Day that is at least ten (10) days following delivery of the Experian Special Put Notice (the “Special Put Closing Date”). Notwithstanding anything herein to the contrary, in the event that following the exercise of the Put Option or the Special Put Option, as the case may be, but prior to the Put Closing Date or the Special Put Closing Date, as the case may be, (x) FARES sells all or substantially all of its assets or is dissolved or liquidated, (y) any Membership Interest not owned by Experian is sold or otherwise transferred to a party which is not a First American Member or a Spin-off Successor Member on the date of such sale or transfer or (z) any Member which was previously a First American Member or a Spin-off Successor Member ceases to be a First American Member or a Spin-off Successor Member (other than as contemplated by Section 4.06(b) hereof), the Put Closing Date or the Special Put Closing Date, as the case may be, shall be the time immediately prior to the closing of such sale, dissolution, liquidation or other transfer or such Member ceasing to be a First American Member or Spin-Off Successor Member, as the case may be (a Put Closing Date or Special Put Closing Date that is accelerated in accordance with the provisions of this sentence shall be referred to hereinafter as an “Accelerated Put Closing Date”). On the Put Closing Date, the Special Put Closing Date or the Accelerated Put Closing Date, as the case may be, (i) Experian shall deliver to First American or the Spin-off Successor, as the case may be, or an Affiliate thereof designated in writing by First American or the Spin-off Successor, as the case may be, to Experian not less that two (2) Business Days prior to the Put Closing Date, the Special Put Closing Date or the Accelerated Put Closing Date (the “Put Designee”) such duly executed instruments of transfer as may be reasonably requested by First American, the Spin-off Successor or the Put Designee, as the case may be, to give effect to the purchase and sale of Experian’s Membership Interest; and (ii) First American or the Spin-off Successor, as the case may be, shall, or shall cause the Put Designee to, deliver to Experian, by wire transfer in immediately available funds, the Put Price.

(b) The “Put Price” shall be (i) $313,847,000 if the Put Option is exercised on or prior to December 31, 2010; or (ii) if the Put Option is exercised after December 31, 2010, an amount equal to (A)(1) the Percentage Interest of Experian subject to the Put Option as of the date of the exercise of the Put Option (expressed as a decimal) multiplied by (2) the product of (I) the average annualized Adjusted Earnings for the eight fiscal quarters immediately preceding (and ending on) June 30 of the calendar year preceding the calendar year in which the Put Option is exercised multiplied by (II) 12.5; plus (B) any distributions on the Membership Interest of Experian and any management services fees which have been declared or have accrued but have not been paid as of the Put Closing Date, the Special Put Closing Date or the Accelerated Put Closing Date, as the case may be.

(c) First American or the Spin-off Successor shall provide Experian not less than ten (10) days prior written notice of (i) any event which will result in any First American Member or Spin-off Successor Member ceasing to be a First American Member or Spin-off Successor

Member, as the case may be, (ii) any sale of all or substantially all of the assets of FARES, or any dissolution or liquidation of FARES or (iii) any sale or transfer of any Membership Interest by any First American Member or Spin-of Successor Member.

3.02. First American Call Option.

(a) First American or the Spin-off Successor, as the case may be, shall have the right, at any one time (and only once) on and after April 1, 2010, so long as Experian has not exercised the Put Option pursuant to Section 3.01, to elect to purchase from Experian (the “Call Option”), with the closing of such sale to occur on the last day of the calendar year in which the Call Option is exercised (the “Call Closing Date”), 100% of the Membership Interest then owned by Experian by delivering to Experian no later than one month prior to the applicable Call Closing Date a written notice specifying its election to exercise the Call Option hereunder; provided, however, if such notice is delivered during the month of December, the Call Closing Date shall be, at First American’s or the Spin-off Successor’s, as the case may be, written election, the last day of such December or any Business Day in January in the calendar year following the calendar year in which the Call Option is exercised. Notwithstanding anything herein to the contrary, in the event that following the exercise of the Call Option, but prior to the Call Closing Date, (x) FARES sells all or substantially all of its assets or is dissolved or liquidated, (y) any Membership Interest not owned by Experian is sold or otherwise transferred to a party which is not a First American Member or a Spin-off Successor Member on the date of such sale or transfer or (z) any Member which was previously a First American Member or a Spin-off Successor Member ceases to be a First American Member or a Spin-off Successor Member (other than as contemplated by Section 4.06(b) hereof), then the Call Closing Date shall be the time immediately prior to such sale, liquidation, dissolution, transfer or such Member ceasing to be a First American Member or a Spin-Off Successor Member (a Call Closing Date that is accelerated in accordance with the provisions of this sentence shall be referred to hereinafter as an “Accelerated Call Closing Date”). On the Call Closing Date or the Accelerated Call Closing Date, as the case may be, (i) Experian shall deliver to First American or the Spin-off Successor, as the case may be, or an Affiliate thereof designated in writing by First American or the Spin-off Successor, as the case may be, to Experian not less that two (2) Business Days prior to the Call Closing Date or the Accelerated Call Closing Date (the “Call Designee”) such duly executed instruments of transfer as may be reasonably requested by First American, the Spin-off Successor or the Call Designee, as the case may be, to give effect to the purchase and sale of Experian’s Membership Interest; and (ii) First American or the Spin-off Successor, as the case may be, shall, or shall cause the Call Designee to, deliver to Experian, by wire transfer in immediately available funds, the Call Price.

(b) The “Call Price” shall be (i) $313,847,000 if the Call Option is exercised on or prior to December 31, 2010; or (ii) if the Call Option is exercised after December 31, 2010, an amount equal to (A)(1) the Percentage Interest of Experian subject to the Call Option as of the date of the exercise of the Call Option (expressed as a decimal) multiplied by (2) the product of (I) the average annualized Adjusted Earnings for the eight fiscal quarters immediately preceding (and ending on) June 30 of the calendar year preceding the calendar year in which the Call Option is exercised multiplied by (II) 12.5; plus (B) any distributions on the Membership Interest of Experian and any management services fees which have been declared or have accrued but have not been paid as of the Call Closing Date or the Accelerated Call Closing Date, as the case may be.

3.03. General Put/Call Provisions.

(a) The place of payment of the Put Price or the Call Price, as the case may be, shall be the principal offices of First American or the Spin-off Successor, as the case may be, or at such other location as shall be agreed upon in writing by Experian and First American or the Spin-off Successor, as the case may be, no later than three (3) Business Days prior to the time of payment.

(b) In addition to any rights and remedies provided in the Operating Agreement, in the event that First American or the Spin-off Successor, as the case may be, fails to pay the Put Price on the applicable Put Closing Date, Special Put Closing Date or Accelerated Put Closing Date or the Call Price on the applicable Call Closing Date or Accelerated Call Closing Date, then the Put Price or the Call Price shall accrue interest, compounded monthly, at a rate equal to the lesser of (x) 15% per annum and (y) the maximum legally allowable rate of interest for the period from and after the Put Closing Date, Special Put Closing Date, Accelerated Put Closing Date, Call Closing Date or Accelerated Call Closing Date, as applicable, until the Put Price or the Call Price, as applicable, plus all accrued and unpaid interest (and expenses pursuant to the next sentence) has been paid in full. In addition to the Put Price or the Call Price, and accrued interest pursuant to the preceding sentence, First American or the Spin-off Successor, as the case may be, shall pay to Experian on demand all costs and expenses incurred by Experian related to, or in connection with, the enforcement and collection of Experian’s right to receive the Put Price or the Call Price, and all other amounts due pursuant to this Section 3.03(b), including without limitation, reasonable attorneys fees, expenses and disbursements.

3.04. Dispute Resolution.

(a) Except with respect to a default in the payment of the Put Price or the Call Price on the applicable Put Closing Date, Special Put Closing Date, Accelerated Put Closing Date, Call Closing Date or Accelerated Call Closing Date, as the case may be, in the event of any dispute arising out of or relating to this Article III (including, without limitation, any dispute involving the determination of the Put Price or the Call Price or any other amount (including, without limitation, the Adjusted Earnings upon which the Put Price and the Call Price is based) to be paid in connection with the purchase of Experian’s Membership Interest), First American, the Spin-off Successor or Experian, as the case may be, shall provide written notice to the other party of the dispute, which notice shall specify the notifying party’s position. Each of First American or the Spin-off Successor, as the case may be, and Experian agree to attempt in good faith to resolve any such dispute within 30 days following the receipt of the written notice thereof.

(b) If the dispute cannot be resolved within the 30 day period described in Section 3.04(a) above, either First American or the Spin-off Successor, as the case may be, on the one hand or Experian on the other hand may, by delivering written notice to the other, submit any such dispute to the following resolution procedure. A panel (the “Panel”) shall be created to resolve the dispute and shall be composed of three members who shall be appointed as follows: (i) one Panel member shall be appointed by First American or the Spin-off Successor, as the case may be, and one Panel member shall be appointed by Experian in each case as designated by written notice to the other within 15 days after receipt of the notice submitting the disputes to the resolution procedure and (ii) the third, who shall serve as chairperson, shall be appointed by the two Panel members so appointed pursuant to preceding clause (i) within 10 days after the second appointment pursuant to such clause (i). If a Person, or Persons, entitled to appoint a Panel member fails to appoint such Panel member within the time period permitted therefor, such Panel member shall at the written request of either Party be appointed by the American Arbitration Association. The date on which all Panel members shall have been selected is hereinafter referred to as the “Panel Date”. The place of the dispute resolution proceedings and all other matters to be determined by the Panel will be determined by the majority vote of the Panel. Except as provided in Section 3.04(c) below, each of First American or the Spin-off Successor, as the case may be, on the one hand and Experian on the other hand shall bear their respective costs and expenses (including attorneys’ fees) in connection with the dispute resolution proceedings and shall be responsible for one-half of the fees, costs and expenses of the Panel.

(c) The Panel shall render a written decision with reasons therefor within 30 days of the Panel Date. The Panel may award fees, costs and expenses (including attorneys’ fees and Panel costs) to the prevailing Party and may award interest on any amount determined to be owing. Any determination by the Panel shall be final and binding upon the Parties and may be enforced by any court of competent jurisdiction in the same manner as a judgment in such court.

(d) Notwithstanding anything to the contrary contained in this Section 3.04, each of First American or the Spin-off Successor, as the case may be, and Experian hereby covenant and agree that, in the event of a dispute involving the determination of the Put Price, the Call Price or any other amount to be paid in connection with the purchase of Experian’s Membership Interest pursuant to any provision of this Article III, (i) each such Party shall, within the time limit prescribed in Section 3.04(b)(i) above, appoint a representative from its independent certified public accountants as its Panel member and (ii) the third Panel member shall, within the time limit prescribed in Section 3.04(b)(ii) above, be appointed by the two Panel members appointed by the Parties pursuant to clause (i) of this Section 3.04(d) from a firm of independent certified public accountants of nationally recognized standing. If a Person, or Persons, entitled to appoint a Panel member pursuant to this Section 3.04(d) fails to appoint such Panel member within the time period permitted therefor, such Panel member shall at the written request of either Party be appointed by the American Arbitration Association.

ARTICLE IV.

MISCELLANEOUS

4.01. Fees and Expenses. Except as set forth in Section 3.03(b) and 3.04(c), all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. Should any litigation be commenced between the parties hereto concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party or parties prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorneys’ fees in such litigation.

4.02. Representation and Warranties; Covenants

(a) First American represents and warrants to Experian on the date of this Agreement that neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby by First American, will (i) violate the organizational documents of First American or any of its Affiliates that is a Member or a direct or indirect shareholder or member of such Member (each such Affiliate, a “Member Affiliate”), (ii) conflict with, result in a breach of, any agreement, contract or instrument to which First American or any Member Affiliate is a party or by which it is bound except to the extent such violation or breach would not have a material adverse effect on the ability of First American to perform its obligations under this Agreement or (iii) violate any judgment, order, decree or legal requirement applicable to First American or any Member Affiliate except to the extent such violation would not have a material adverse effect on the ability of First American to perform its obligations under this Agreement.

(b) Without the prior written consent of Experian, First American shall not, and shall not permit any of its Member Affiliates to, (i) execute, deliver or otherwise enter into any agreement, contract or instrument which, were it entered into on the date hereof, would have constituted a breach of the representation and warranty pursuant to Section 4.02(a), or (ii) amend its organizational documents or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, including the filing of a bankruptcy case, with a purpose of avoiding or delaying or seeking to avoid or delay the observance or performance of any of the terms to be observed or performed by First American pursuant to this Agreement. In the event that First American transfers this Agreement to a Spin-off Successor, references in this Section 4.02 to First American shall be deemed to refer to the Spin-off Successor and references to Member Affiliate shall be deemed to refer to the Spin-off Successor or any of its Affiliates that is a Member or a direct or indirect shareholder or member of such Member.

4.03. Public Announcements. The Parties agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other Party of a copy of such release or statement, unless required by applicable law.

4.04. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be addressed as follows:

If to Experian:	Experian Information Solutions, Inc. 475 Anton Blvd. Costa Mesa, California 92626-7036 Telephone: (714) 830-5331 Facsimile: (714) 830-2513 Attention: Senior Vice President and General Counsel

with a copy to:	Sonnenschein Nath & Rosenthal LLP 233 South Wacker Dr. Suite 7800 Chicago, Illinois 60606 Telephone: (312) 876-8000 Facsimile: (312) 876-7934 Attention: Michael D. Rosenthal

If to First American, FAREISI or FARES:	The First American Corporation 1 First American Way Santa Ana, California 92707 Telephone: (714) 250-3000 Facsimile: (714) 250-6923 Attention: Chief Executive Officer Attention: General Counsel

with a copy to:	White & Case LLP 633 West 5th Street, 19th Floor Los Angeles, CA 90071 Telephone: (213) 620-7700 Facsimile: (213) 452-2329 Attention: Neil W. Rust

or to such other Person or address as any Party shall specify by notice in writing to each of the other Parties. Except for a notice of a change of address, which shall be effective only upon receipt thereof, all such notices, requests, demands, waivers and communications properly addressed shall be effective: (i) if sent by U.S. mail, three Business Days after deposit in the U.S. mail, postage prepaid; (ii) if sent by FedEx or other overnight delivery service, two Business Days after delivery to such service; (iii) if sent by personal courier, upon receipt; and (iv) if sent by facsimile, upon receipt.

4.05. Entire Agreement. This Agreement contains the entire understanding of the Parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto unless specifically set forth to the contrary herein.

4.06. Binding Effect; Benefit; Assignment.

(a) This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether though merger, operation of law or otherwise) without the prior written consent of each other Party. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(b) Notwithstanding anything stated in paragraph (a), First American may, and at the written request of Experian shall, transfer or assign this Agreement and its rights, interests and obligations hereunder to any Person which meets each of the following criterion:

(i) is an Affiliate of First American;

(ii) the stock or other equity of which is distributed to the shareholders of First American or its successor and immediately following such distribution is listed or eligible for trading on a national stock exchange; and

(iii) owns, directly or through one or more subsidiaries, all of the outstanding membership interests in FARES not owned by Experian.

Any transferee pursuant to this Section 4.06(b) shall be required at the time of the distribution, to agree in writing to assume the rights, interests and obligations of First American hereunder and any such transferee shall thereafter be deemed a “Party.”

(c) In the event that, prior to April 1, 2010, any Membership Interest not owned by Experian shall be transferred by First American or the Spin-off Successor, as the case may be, to a party which is an Affiliate of First American or the Spin-off Successor, as the case may be, then it shall be a condition to such transaction that (i) First American or the Spin-off Successor, as the case may be, shall provide written notice of such transfer to Experian as soon as practicable and in any event no later than five (5) Business Days prior to such transfer, and (ii) the Affiliate of First American or the Spin-off Successor, as the case may be, shall agree to be liable for its pro rata portion of the Put Price or the Call Price based upon the percentage of the interests in FARES not owned by Experian which are owned by such Affiliate as of the date of the exercise of the Put Option or the Call Option.

4.07. Amendment, Modification and Termination. The provisions of this Agreement may be waived, altered, amended, modified, or repealed, in whole or in part, only by the written consent of First American or the Spin-off Successor, as the case may be, FARES and Experian. This Agreement shall terminate upon closing of the Put Option or the Call Option; provided any such termination shall not affect any rights or obligations (whether based upon breach or otherwise) prior to such termination.

4.08. Further Actions. Each of the Parties hereto agrees that, subject to its legal obligations, it will use commercially reasonable efforts to do all things reasonably necessary to consummate the transactions contemplated hereby.

4.09. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

4.10. Applicable Law; Submission to Jurisdiction.

(a) This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws rules thereof.

(b) Each of the Parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the Courts of the State of California or the United States District Court for the Central District of California and, by execution and delivery of this Agreement, each Party hereby irrevocably submits itself in respect of its property, generally and unconditionally to the non-exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address for notices to it set forth in Section 4.03 and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this paragraph shall affect or eliminate any right to serve process in any other matter permitted by law.

4.11. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed in their respective corporate names by their respective officers, each of whom is duly and validly authorized and empowered, all as of the day and year first above written.

EXPERIAN INFORMATION SOLUTIONS, INC.

By:	/s/ Scott Leslie
Name:	Scott Leslie
Title:	Secretary

THE FIRST AMERICAN CORPORATION

By:	/s/ Kenneth D. DeGiorgio
Name:	Kenneth D. DeGiorgio
Title:	Senior Vice President

FIRST AMERICAN REAL ESTATE INFORMATION SERVICES INC.

By:	/s/ Kenneth D. DeGiorgio
Name:	Kenneth D. DeGiorgio
Title:	Vice President

FIRST AMERICAN REAL ESTATE SOLUTIONS LLC

By:	/s/ Kenneth D. DeGiorgio
Name:	Kenneth D. DeGiorgio
Title:	Vice President

-Signature Page-

Amended and Restated

Contribution Agreement